Exhibit 16.1

August 17, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Del Taco Restaurants, Inc. and, under the date of March 4, 2015, we reported on the financial statements of Del Taco Restaurants, Inc. (fka Levy Acquisition Corp.) as of and for the years ended December 31, 2014. On August 17, 2015, we were dismissed. We have read Del Taco Restaurants, Inc. statements included under Item 4.01 of its Form 8-K dated August 17, 2015, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP